Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports Third Quarter and Year-to-Date 2015 Results

NEW YORK, October 20, 2015 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the third quarter increased two cents, or 2.1%, to $0.97 per share versus $0.95 per share for the third quarter of 2014.

Omnicom’s worldwide revenue in the third quarter of 2015 decreased 1.1% to $3,706.6 million from $3,749.6 million in the third quarter of 2014. The components of the change in revenue included an increase in revenue from organic growth of 6.1%, a marginal increase in revenue from acquisitions, net of dispositions and a decrease in revenue from the negative impact of foreign exchange rates of 7.2% when compared to the third quarter of 2014.

Across our regional markets, organic revenue in the third quarter of 2015 increased 6.3% in North America, 9.1% in the United Kingdom, 4.5% in the Euro Markets and Other Europe, 8.6% in Asia Pacific and 0.4% in Africa/Middle East, while organic revenue decreased 6.9% in Latin America when compared to the same quarter of 2014.

The change in organic revenue in the third quarter of 2015 as compared to the third quarter of 2014 in our four fundamental disciplines was as follows: advertising increased 9.9%, CRM increased 2.8% and specialty communications increased 5.4%, while public relations decreased 1.5%.

For the third quarter of 2015, Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, decreased $5.8 million, or 1.3%, to $454.7 million from $460.5 million in the third quarter of 2014. Our EBITA margin of 12.3% for the third quarter of 2015 was unchanged when compared to the third quarter of 2014.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Operating income in the third quarter of 2015 decreased $5.3 million, or 1.2%, to $428.3 million from $433.6 million in the third quarter of 2014. Our operating margin of 11.6% for the third quarter of 2015 was unchanged when compared to the third quarter of 2014.

For the third quarter of 2015, our income tax rate was 32.8% compared to 33.4% in the third quarter of 2014.

Net income for the third quarter of 2015 decreased $4.5 million, or 1.8%, to $239.3 million from $243.8 million in the third quarter of 2014.

Year-to-date

Diluted net income per common share for the first nine months of 2015 increased 11 cents, or 3.7%, to $3.06 per share compared to $2.95 per share for the first nine months of 2014.

Worldwide revenue for the nine months ended September 30, 2015 decreased 1.3% to $10,981.1 million from $11,122.7 million in the same period in 2014. The components of the change in revenue included an increase in revenue from organic growth of 5.5%, an increase in revenue from acquisitions, net of dispositions of 0.2% and a decrease in revenue from the negative impact of foreign exchange rates of 7.0% when compared to the first nine months of 2014.

Across our regional markets for the nine months ended September 30, 2015, organic revenue increased 5.7% in North America, 7.9% in the United Kingdom, 3.7% in the Euro Markets and Other Europe, 7.7% in Asia Pacific and 7.5% in Africa/Middle East, while organic revenue decreased 4.8% in Latin America when compared to the same period of 2014.

The change in organic revenue in the first nine months of 2015 compared to the same period in 2014 in our four fundamental disciplines was as follows: advertising increased 8.0%, CRM increased 3.2%, public relations increased 0.6% and specialty communications increased 5.4%.

Omnicom Group Inc.

Omnicom’s EBITA for the nine months ended September 30, 2015 decreased 1.1%, or $16.4 million, to $1,425.4 million from $1,441.8 million for the same period in 2014. Our EBITA margin for the first nine months of 2015 of 13.0% was unchanged when compared to the same period of 2014.

Operating income for the nine months ended September 30, 2015 decreased $20.1 million, or 1.5%, to $1,344.6 million compared to $1,364.7 million for the same period in 2014. Our operating margin for the first nine months of 2015 decreased to 12.2% versus 12.3% for the first nine months of 2014.

For the nine months ended September 30, 2015, our income tax rate was 32.8% compared to 32.6% for the same period in 2014.

Net income for the nine months ended September 30, 2015 decreased $12.2 million, or 1.6%, to $762.3 million from $774.5 million versus the same period in 2014.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast or a replay of our third quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts
Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014

Revenue	$3,706.6	$3,749.6

Operating Expenses, excluding amortization of intangibles	3,251.9	3,289.1

EBITA (a)	454.7	460.5

Less: Amortization of Intangibles	26.4	26.9

Operating Income	428.3	433.6

Net Interest Expense	35.9	31.4

Income before income taxes	392.4	402.2

Income tax expense	128.9	134.4

Income from equity method investments	3.2	5.8

Net income	266.7	273.6

Less: Net income allocated to noncontrolling interests	27.4	29.8

Net income - Omnicom Group Inc.	239.3	243.8

Less: Net income allocated to participating securities	2.5	4.3

Net income available for common shares	$236.8	$239.5

Net income per common share - Omnicom Group Inc.
Basic	$0.97	$0.95
Diluted	$0.97	$0.95

Weighted average shares (in millions)
Basic	243.2	251.4
Diluted	244.4	252.4

Dividend declared per common share	$0.50	$0.50

(a)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Consolidated Statements of Income

Nine Months Ended September 30

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014

Revenue	$10,981.1	$11,122.7

Operating Expenses, excluding amortization of intangibles	9,555.7	9,680.9

EBITA (b)	1,425.4	1,441.8

Less: Amortization of Intangibles	80.8	77.1

Operating Income	1,344.6	1,364.7

Net Interest Expense	104.7	104.1

Income before income taxes	1,239.9	1,260.6

Income tax expense	406.9	410.9	(a)

Income from equity method investments	6.2	10.4

Net income	839.2	860.1

Less: Net income allocated to noncontrolling interests	76.9	85.6

Net income - Omnicom Group Inc.	762.3	774.5	(a)

Less: Net income allocated to participating securities	9.0	14.7

Net income available for common shares	$753.3	$759.8

Net income per common share - Omnicom Group Inc.
Basic	$3.08	$2.97
Diluted	$3.06	$2.95	(a)

Weighted average shares (in millions)
Basic	244.7	255.6
Diluted	245.8	257.3

Dividend declared per common share	$1.50	$1.40

(a)	Year-to-date 2014 results reflect the recognition of an income tax benefit of approximately $11 million related to expenses incurred in prior periods in connection with the proposed merger with Publicis, which was terminated on May 8, 2014. Prior to the termination of the merger, the majority of the merger costs, which were incurred in 2013, were capitalized for income tax purposes and the related tax benefits were not recorded. Because the merger was terminated, the merger costs were no longer required to be capitalized for income tax purposes. Excluding the income tax benefit related to the proposed merger from the first nine months of 2014, net income was $763.3 million and diluted net income per common share was $2.91 per share.

(b)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.